                                 EXHIBIT 12.1

                          BANK OF BOSTON CORPORATION
  COMPUTATION OF SUPPLEMENTAL CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                       (Excluding Interest on Deposits)

The Corporation's ratios of earnings to fixed charges (excluding interest on deposits) for the six months ended June 30, 1996 and 1995 and the five years ended December 31, 1995 were as follows:

                                    Six Months Ended June 30,              Years Ended December 31,
                                    ----------------------------        ------------------------------------------------------------

(Dollars in millions)

                                           1996             1995           1995           1994         1993        1992         1991
                                           ----             ----           ----           ----         ----        ----         ----

Net income (loss)                    $      369     $        323     $      678    $       542    $     367   $     338   $    (103)
Extraordinary items, net of tax                                                              7                      (73)         (8)
Cumulative effect of changes
  in accounting principles,
  net of tax                                                                                           (24)
Income tax expense (benefit)                263              264            529            422          262         190         (51)
                                        -------          -------        -------        -------      -------      ------      ------
     Pretax earnings (loss)                 632              587          1,207            971          605         455        (162)
                                        -------          -------        -------        -------      -------      ------      ------

Fixed charges:
     Portion of rental expense
     (net of sublease
     rental income) which
     approximates the
     interest factor                         20               18             38             35           36          37          39

Interest on borrowed funds                  460              531          1,079          1,038          384         352         386
                                        -------          -------        -------        -------      -------      ------      ------

          Total fixed charges               480              549          1,117          1,073          420         389         425
                                        -------          -------        -------        -------      -------      ------      ------

Earnings (for ratio calculation)     $    1,112     $      1,136    $     2,324    $     2,044    $   1,025   $     844   $     263
                                        =======          =======        =======        =======      =======      ======      ======

Total fixed charges                  $      480     $        549    $     1,117    $     1,073    $     420   $     389   $     425
                                        =======          =======        =======        =======      =======      ======      ======

Ratio of earnings to fixed
   charges                                 2.32             2.07           2.08           1.90         2.44        2.17         .62
                                        =======          =======        =======        =======      =======      ======      ======

For purposes of computing the consolidated ratio of earnings to fixed charges "earnings" represent income (loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (excluding interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. For the year ended December 31, 1991, earnings were insufficient to cover fixed charges. Additional earnings necessary to bring the ratio of earnings to fixed charges to a one-to-one basis are $162 million.